Exhibit 99.2

Option No.

MELINTA THERAPEUTICS, INC.

Stock Option Grant Notice

Stock Option Grant under the Company’s

2011 Equity Incentive Plan

(As Amended and Restated Effective as of December 17, 2013)

1.	Name and Address of Participant:

2.	Date of Option Grant:

3.	Type of Grant:

4.	Maximum Number of Shares for which this Option is exercisable:

5.	Exercise (purchase) price per share:

6.	Option Expiration Date:

7.	Vesting Start Date:

8.	Vesting Schedule: The Option shall become exercisable (and the Shares issued upon exercise shall be vested) as follows provided the Participant is an Employee, director or Consultant of the Company or of an Affiliate on the applicable vesting date:

On the first anniversary of the Vesting Start Date: On each monthly anniversary of the first anniversary of the Vesting Start Date for a period of thirty-six (36) months thereafter:

up to twenty five percent (25%) of the Shares subject to the Option an additional two and eight hundredths percent (2.08%) of the Shares subject to the Option; provided, that with respect to the last such monthly installment, the number of Shares subject to the Option that vest in the installment shall be such that the Participant will be fully vested in the total number of Shares listed above as of the applicable monthly anniversary

The Company and the Participant acknowledge receipt of this Stock Option Grant Notice and agree to the terms of the Stock Option Agreement attached hereto and incorporated by reference herein, the Company’s 2011 Equity Incentive Plan, as amended and restated effective as of December 17, 2013, and the terms of the Option as set forth above.

Melinta Therapeutics, Inc.

By:
Name:
Title:

Participant

MELINTA THERAPEUTICS, INC.

STOCK OPTION AGREEMENT - INCORPORATED TERMS AND CONDITIONS

AGREEMENT (this “Agreement”) made as of the date of grant set forth in the Stock Option Grant Notice by and between Melinta Therapeutics, Inc. (the “Company”), a Delaware corporation, and the individual whose name appears on the Stock Option Grant Notice (the “Participant”).

WHEREAS, the Company desires to grant to the Participant an Option to purchase shares of its common stock, $0.001 par value per share (the “Shares”), under and for the purposes set forth in the Company’s 2011 Equity Incentive Plan, as amended and restated effective as of December 17, 2013 (the “Plan”);

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the same meanings as in the Plan; and

WHEREAS, the Company and the Participant each intend that the Option granted herein shall be of the type set forth in the Stock Option Grant Notice.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1. GRANT OF OPTION.

The Company hereby grants to the Participant the right and option to purchase all or any part of an aggregate of the number of Shares set forth in the Stock Option Grant Notice, on the terms and conditions and subject to all the limitations set forth herein, under United States securities and tax laws, and in the Plan, which is incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan.

2. EXERCISE PRICE.

The exercise price of the Shares covered by the Option shall be the amount per Share set forth in the Stock Option Grant Notice, subject to adjustment, as provided in the Plan, in the event of a stock split, reverse stock split or other events affecting the holders of Shares after the date hereof (the “Exercise Price”). Payment shall be made in accordance with Paragraph 9 of the Plan.

3. EXERCISABILITY OF OPTION.

Subject to the terms and conditions set forth in this Agreement and the Plan, the Option granted hereby shall become vested and exercisable as set forth in the Stock Option Grant Notice and is subject to the other terms and conditions of this Agreement and the Plan.

4. TERM OF OPTION.

The Option shall terminate on the Option Expiration Date as specified in the Stock Option Grant Notice, but shall be subject to earlier termination as provided herein or in the Plan.

If the Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate for any reason other than the death or Disability of the Participant, or termination of the Participant for Cause (the “Termination Date”), the Option to the extent then vested and exercisable pursuant to Section 3 hereof as of the Termination Date, and not previously terminated in accordance with this Agreement, may be exercised within three months after the Termination Date, or on or prior to the Option Expiration Date as specified in the Stock Option Grant Notice, whichever is earlier, but may not be exercised thereafter except as set forth below. In such event, the unvested portion of the Option shall not be exercisable and shall expire and be cancelled on the Termination Date.

Notwithstanding the foregoing, in the event of the Participant’s Disability or death within three months after the Termination Date, the Participant or the Participant’s Survivors may exercise the Option within one year after the Termination Date, but in no event after the Option Expiration Date as specified in the Stock Option Grant Notice.

In the event the Participant’s service is terminated by the Company or an Affiliate for Cause, the Participant’s right to exercise any unexercised portion of the Option even if vested shall cease immediately as of the time the Participant is notified his or her service is terminated for Cause, and the Option shall thereupon terminate. Notwithstanding anything herein to the contrary, if subsequent to the Participant’s termination, but prior to the exercise of the Option, the Administrator determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then the Participant shall immediately cease to have any right to exercise the Option and the Option shall thereupon terminate.

In the event of the Disability or death of the Participant while an Employee, director or Consultant of the Company or an Affiliate, the Option shall be exercisable by the Participant (or the Participant’s Survivors) within one year after the Participant’s termination of service due to Disability or death or, if earlier, on or prior to the Option Expiration Date as specified in the Stock Option Grant Notice to the extent that the Option has become exercisable but has not been exercised as of the date of the Participant’s termination of service due to Disability or death.

5. METHOD OF EXERCISING OPTION.

Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company or its designee, in substantially the form of Exhibit A attached hereto (or in such other form acceptable to the Company, which may include electronic notice). Such notice shall state the number of Shares with respect to which the Option is being exercised and shall be signed by the person exercising the Option (which signature may be provided electronically in a form acceptable to the Company). Payment of the Exercise Price for

such Shares shall be made in accordance with Paragraph 9 of the Plan. The Company shall deliver such Shares as soon as practicable after the notice shall be received, provided, however, that the Company may delay issuance of such Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including, without limitation, state securities or “blue sky” laws). The Shares as to which the Option shall have been so exercised shall be registered in the Company’s share register in the name of the person so exercising the Option (or, if the Option shall be exercised by the Participant and if the Participant shall so request in the notice exercising the Option, shall be registered in the Company’s share register in the name of the Participant and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person exercising the Option. In the event the Option shall be exercised, pursuant to Section 4 hereof, by any person other than the Participant, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

6. PARTIAL EXERCISE.

Exercise of the Option to the extent above stated may be made in part at any time and from time to time within the above limits, except that no fractional share shall be issued pursuant to the Option.

7. NON-ASSIGNABILITY.

The Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution. Except as provided above in this paragraph, the Option shall be exercisable, during the Participant’s lifetime, only by the Participant (or, in the event of legal incapacity or incompetency, by the Participant’s guardian or representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this Section 7, or the levy of any attachment or similar process upon the Option shall be null and void.

8. NO RIGHTS AS SHAREHOLDER UNTIL EXERCISE.

The Participant shall have no rights as a shareholder with respect to Shares subject to this Agreement until registration of the Shares in the Company’s share register in the name of the Participant. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date of such registration.

9. ADJUSTMENTS.

The Plan contains provisions covering the treatment of the Option in a number of contingencies such as stock splits and mergers. Provisions in the Plan for adjustment with respect to stock subject to the Option and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

10. TAXES.

The Participant acknowledges and agrees that (i) any income or other taxes due from the Participant with respect to the Option or the Shares issuable upon exercise of the Option shall be the Participant’s responsibility; (ii) the Participant was free to use professional advisors of his or her choice in connection with this Agreement, has received advice from his or her professional advisors in connection with this Agreement, understands its meaning and import, and is entering into this Agreement freely and without coercion or duress; (iii) the Participant has not received and is not relying upon any advice, representations or assurances made by or on behalf of the Company or any Affiliate or any Employee of or counsel to the Company or any Affiliate regarding any tax or other effects or implications of the Option, the Shares or other matters contemplated by this Agreement and (iv) neither the Administrator, the Company, its Affiliates, nor any of its officers or directors, shall be held liable for any applicable costs, taxes, or penalties associated with the Option if, in fact, the Internal Revenue Service were to determine that the Option constitutes deferred compensation under Section 409A of the Code.

The Participant agrees that the Company may withhold from the Participant’s remuneration, if any, the minimum statutory amount of federal, state and local withholding taxes attributable to such amount that is considered compensation includable in such person’s gross income. At the Company’s discretion, the amount required to be withheld may be withheld in cash from such remuneration, or in kind from the Shares otherwise deliverable to the Participant on exercise of the Option. The Participant further agrees that, if the Company does not withhold an amount from the Participant’s remuneration sufficient to satisfy the Company’s income tax withholding obligation, the Participant will reimburse the Company on demand, in cash, for the amount under-withheld.

11. PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares to be issued upon the particular exercise of the Option shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the “1933 Act”), the Company shall be under no obligation to issue the Shares covered by such exercise unless the Company has determined that such exercise and issuance would be exempt from the registration requirements of the 1933 Act and until the following conditions have been fulfilled:

(a)	The person(s) who exercise the Option shall warrant to the Company, at the time of such exercise, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon any certificate(s) evidencing the Shares issued pursuant to such exercise:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws;” and

(b)	If the Company so requires, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise in compliance with the 1933 Act without registration thereunder.

12. RESTRICTIONS ON TRANSFER OF SHARES; DRAG-ALONG RIGHTS; PROXY.

12.1 Except (1) as otherwise approved by the Administrator or (2) pursuant to Sections 12.2 or 12.3, the Shares acquired by the Participant pursuant to the exercise of the Option granted hereby shall not be transferred by the Participant, directly or indirectly, prior to the one hundred eightieth (180th) day following the effective date of the registration statement in connection with an initial underwritten public offering of the Shares pursuant to an effective Form S-1 or Form F-1 registration statement filed under the 1933 Act or similar law or regulation governing the offering and sale of securities in a jurisdiction other than the United States (the “IPO Date”).

12.2 In the event of the Participant’s termination of service for any reason, the Company shall have the option, but not the obligation, to repurchase all or any part of the Shares issued pursuant to this Agreement (including, without limitation, Shares purchased after termination of service, Disability or death in accordance with Section 4 hereof). In the event the Company does not, upon the termination of service of the Participant (as described above), exercise its option pursuant to this Section 12.2, the restrictions set forth in the balance of this Agreement shall not thereby lapse, and the Participant for himself or herself, his or her heirs, legatees, executors, administrators and other successors in interest, agrees that the Shares shall remain subject to such restrictions. The following provisions shall apply to a repurchase under this Section 12.2:

(i)	The per share repurchase price of the Shares to be sold to the Company upon exercise of its option under this Section 12.2 shall be equal to the Fair Market Value of each such Share determined in accordance with the Plan as of the date of repurchase provided, however, in the event of a termination by the Company for Cause, the per share repurchase price of the Shares to be sold to the Company upon exercise of its option under this Section 12.2 shall be equal to the lesser of the Exercise Price (as adjusted for any subsequent changes in the outstanding Shares or in the capital structure of the Company, less any dividends or other distributions received by the Participant in respect of the Shares (including any cash bonus paid in lieu of an adjustment to the Option) prior to the date of repurchase) and the Fair Market Value on the date of the repurchase.

(ii)	The Company’s option to repurchase the Participant’s Shares in the event of termination of service shall be valid for a period of 12 months commencing with the date of such termination of service or, if later, 12 months commencing with the date on which the applicable Shares were acquired upon the exercise of the Option.

Notwithstanding anything contained in this Section 12.2 to the contrary, in the event that any repurchase described herein would result in a default under any applicable financing documents of the Company or any Affiliate, or would otherwise be prohibited by applicable law (as applicable, a “Prohibition Event”), commencement of the applicable repurchase period shall be delayed until the Prohibition Event ceases to exist, but in no event shall such delay extend for more than 18 months.

(iii)	In the event the Company shall be entitled to and shall elect to exercise its option to repurchase the Participant’s Shares under this Section 12.2, the Company shall notify the Participant, or in case of death, his or her Survivor, in writing of its intent to repurchase the Shares. Such written notice may be mailed by the Company up to and including the last day of the time period provided for in Section 12.2(ii) for exercise of the Company’s option to repurchase; provided, however, that except in extraordinary circumstances, as determined by the Administrator, the Company shall not exercise its option to repurchase the Participant’s Shares under this Section 12.2 with respect to Shares acquired pursuant to the Option prior to the six (6) month anniversary of the date the Option is exercised.

(iv)	The written notice to the Participant shall specify the address at, and the time and date on, which payment of the repurchase price is to be made (the “Closing”). The date specified shall not be less than ten days nor more than 60 days from the date of the mailing of the notice, and the Participant or his or her successor in interest with respect to the Shares shall have no further rights as the owner thereof from and after the date specified in the notice. At the Closing, the repurchase price shall be delivered to the Participant or his or her successor in interest as specified below and the Shares being purchased, duly endorsed for transfer, shall, to the extent that they are not then in the possession of the Company, be delivered to the Company by the Participant or his or her successor in interest. If the Company exercises its option to repurchase the Participant’s Shares under this Section 12.2 other than following a termination by the Company for Cause, the aggregate repurchase price shall be paid in a lump sum at the time of repurchase. If the Company exercises its option to repurchase the Participant’s Shares under this Section 12.2 following a termination by the Company for Cause, the Company shall be permitted to issue a promissory note equal to the aggregate repurchase price in lieu of a cash payment; provided, however, that such promissory note shall have a maturity date that does not exceed three (3) years from the date of such repurchase, shall bear simple interest of not less than the prime rate in effect on the date of such repurchase, and shall be payable as to interest in equal monthly installments during the term of the note and as to principal on the maturity date.

(v)	Without limiting the foregoing, at any time prior to the expiration of the time period provided for in Section 12.2(ii) for exercise of the Company’s option to repurchase, the Company shall be permitted to assign its option to repurchase the Participant’s Shares under this Section 12.2 to the Investors.

12.3 If the Investors are proposing to (A) sell to one or more third parties all or any portion of the Shares beneficially owned by them on any date of determination, (B) approve any merger or consolidation of the Company with or into one or more third parties, or (C) approve any sale of all or substantially all of the Company’s assets to one or more third parties, the Investors shall have the right (the “Drag-Along Right”), but not the obligation, to require each Participant (x) in the case of a transfer of the type referred to in clause (A), to sell in such sale, in accordance with the terms set forth herein, all of such Participant’s Shares received in connection with the Option (the “Subject Shares”), or (y) in the case of a merger or consolidation or sale of assets or other transaction referred to in clause (B) or (C), to vote (or act by written consent with respect to) all of the Participant’s Subject Shares in favor of such transaction and to waive any dissenters’ rights, appraisal rights, or similar rights that the Participant may have under applicable law.

(i)	Each Participant agrees to take all steps necessary to enable the Participant to comply with the provisions of this Section 12.3 to facilitate the Investors’ exercise of its Drag-Along Right. A Participant required to sell any Shares pursuant to this Section 12.3 shall be entitled to receive in exchange therefor the same consideration per Share as is received by the Investors with respect to their Shares in such transaction, including equivalent rights to receive (when and if paid) a proportionate share of any deferred consideration, earn-out, or escrow funds that may become available to the Investors in connection with the transaction (less the Exercise Price and less any applicable employment taxes or withholding obligations); provided, however, that if the Shares include preferred stock of the Company, such per share price shall be calculated based upon the implied equity value of each Share (less the Exercise Price) determined by reference to the per share price being paid for the preferred stock and after giving effect to all amounts payable to the holders of preferred stock prior and in preference to the Shares pursuant to the liquidation preference provisions of the Company’s certificate of incorporation or other applicable organizational documents; provided, further, that if the per share price being paid for such preferred stock includes any rights to receive a proportionate share of any deferred consideration, earn-out, or escrow funds that may become available to the holders of preferred stock in connection with the transaction, such amounts shall be considered when determining the implied equity price of each Share, but any portion of such amount included in the implied equity price of each Share shall not be paid to the Participant pursuant to this Section 12.3 unless and until the portions of such amount included in the price per share being paid for the preferred stock are paid to the holders of the preferred stock and only to the extent that the holders of the preferred stock have received all amounts payable to the holders of preferred stock prior and in preference to the Shares pursuant to the liquidation preference provisions of the Company’s certificate of incorporation.

(ii)	To exercise the rights granted under this Section 12.3, the Investors shall give the Participant a written notice (a “Drag-Along Notice”) containing the proposed consideration per share with respect to the Shares and the terms of payment and other material terms and conditions of the offer of the proposed transferee(s). The Participant shall thereafter be obligated to sell his Subject Shares to the proposed transferee(s) or vote (or act by written consent with respect to) his Subject Shares in favor of the proposed transaction, as the case may be, in accordance with Section 12.3(i) above.

(iii)	The Participant shall execute and deliver such instruments of conveyance and transfer and take such other actions, including executing any purchase agreement, merger agreement, amalgamation agreement, consolidation agreement, indemnity agreement, escrow agreement, or related documents, as may be reasonably required by the Investors or the Company in order to carry out the terms and provisions of this Section 12.3. The Participant acknowledges the rights of the Investors to act on behalf of the Participant pursuant to this Section 12.3. At the closing of the proposed transaction, the Participant shall deliver, against receipt of the consideration payable in such transaction, certificates representing the Subject Shares, together with executed stock powers or other instruments of transfer acceptable to the Investors.

(iv)	Notwithstanding anything contained in this Section 12.3, in the event that all or a portion of the purchase price for the Shares being purchased consists of securities, and the sale of such securities to the Participant would require either a registration under the 1933 Act or the preparation of a disclosure document pursuant to Regulation D under the 1933 Act (or any successor regulation) or any similar requirement under similar provision of any state or non–United States securities law, then, at the option of the Investors, the Participant may proportionately receive, in lieu of such securities, the Fair Market Value of some or all of such securities in cash, as determined in good faith by the Board of Directors.

12.4 In the event that the Participant or his or her successor in interest fails to deliver the Shares to be repurchased by the Company under this Agreement or otherwise in connection with the Drag-Along Right, the Company may elect (a) to establish a segregated account in the amount of the repurchase price, such account to be turned over to the Participant or his or her successor in interest upon delivery of such Shares, and (b) immediately to take such action as is appropriate to transfer record title of such Shares from the Participant to the Company and to treat the Participant and such Shares in all respects as if delivery of such Shares had been made as required by this Agreement.

12.5 If the Company shall pay a stock dividend or declare a stock split on or with respect to any Shares, or otherwise distribute securities of the Company to the holders of Shares, the number of shares of stock or other securities of the Company issued with respect to the Shares then subject to the restrictions contained in this Agreement shall be added to the Shares subject to the Company’s rights to repurchase pursuant to this Agreement and the Drag-Along Right. If the Company shall distribute to its shareholders shares of stock of another corporation, the shares of stock of such other corporation, distributed with respect to the Shares then subject to the restrictions contained in this Agreement, shall be added to the Shares subject to the Company’s rights to repurchase pursuant to this Agreement and the Drag-Along Right.

12.6 If the outstanding Shares shall be subdivided into a greater number of shares or combined into a smaller number of shares, or in the event of a reclassification of the outstanding Shares, or if the Company shall be a party to a merger, consolidation or capital reorganization, there shall be substituted for the Shares then subject to the restrictions contained in this Agreement such amount and kind of securities as are issued in such subdivision, combination, reclassification, merger, consolidation or capital reorganization in respect of the Shares subject immediately prior thereto to the Company’s rights to repurchase pursuant to this Agreement and the Drag-Along Right.

12.7 The Company shall not be required to transfer any Shares on its books which shall have been sold, assigned or otherwise transferred in violation of this Agreement, or to treat as owner of such Shares, or to accord the right to vote as such owner or to pay dividends to, any person or organization to which any such Shares shall have been so sold, assigned or otherwise transferred, in violation of this Agreement.

12.8 The provisions of Sections 12.2 and 12.3 shall terminate upon the IPO Date.

12.9 The Participant agrees that in the event the Company proposes to offer for sale to the public any of its equity securities and such Participant is requested by the Company and any underwriter engaged by the Company in connection with such offering to sign an agreement restricting the sale or other transfer of Shares, then it will promptly sign such agreement and will not transfer, whether in privately negotiated transactions or to the public in open market transactions or otherwise, any Shares or other securities of the Company held by him or her during such period as is determined by the Company and the underwriters, not to exceed 180 days following the closing of the offering, plus such additional period of time as may be required to comply with Marketplace Rule 2711 of the National Association of Securities Dealers, Inc. or similar rules thereto (such period, the “Lock-Up Period”). Such agreement shall be in writing and in form and substance reasonably satisfactory to the Company and such underwriter and pursuant to customary and prevailing terms and conditions. Notwithstanding whether the Participant has signed such an agreement, the Company may impose stop-transfer instructions with respect to the Shares or other securities of the Company subject to the foregoing restrictions until the end of the Lock-Up Period.

12.10 The Participant acknowledges and agrees that neither the Company, its shareholders nor its directors and officers, has any duty or obligation to disclose to the Participant any material information regarding the business of the Company or affecting the value of the Shares before, at the time of, or following a termination of the service of the Participant by the Company, including, without limitation, any information concerning plans for the Company to make a public offering of its securities or to be acquired by or merged with or into another firm or entity.

12.11 All certificates representing the Shares to be issued to the Participant pursuant to this Agreement shall have endorsed thereon a legend substantially as follows: “The shares represented by this certificate are subject to restrictions set forth in a Stock Option Agreement dated December 17, 2013 with this Company, a copy of which Agreement is available for inspection at the offices of the Company or will be made available upon request.”

12.12 As a condition of the grant of the Option, the Participant grant to the Investors, acting jointly, the Participant’s irrevocable proxy, and appoints the Investors, or any designee or nominee of the Investors, as the Participant’s attorney-in-fact (with full power of substitution and resubstitution), for and in his name, place, and stead, to (1) vote or act by written consent with respect to the Shares (whether or not vested) now or hereafter owned by the Participant (or any transferee), including the right to sign such Participant’s name, as a shareholder, to any consent, certificate, or other document relating to the Company that applicable law may require, in connection with any and all matters (other than any amendment to the Plan that would require shareholder approval), including, without limitation, the election of directors, and (2) take any and all action necessary to sell or otherwise transfer the Subject Shares as contemplated by Section 12.3. Such proxy shall be coupled with an interest, and the Participant will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. The proxy described in this Section 12.12 shall terminate upon the IPO Date.

12.13 For purposes of this Agreement, the term “Investors” means: Vatera Healthcare Partners LLC or any of its affiliates.

13. NO OBLIGATION TO MAINTAIN RELATIONSHIP.

The Participant acknowledges that: (i) the Company is not by the Plan or the Option obligated to continue the Participant as an Employee, director or Consultant of the Company or an Affiliate; (ii) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (iii) the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (iv) all determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of shares subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Company; (v) the Participant’s participation in the Plan is voluntary; (vi) the value of the Option is an extraordinary item of compensation which is outside the scope of the Participant’s employment or consulting contract, if any; and (vii) the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

14. NOTICES.

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

Melinta Therapeutics, Inc.

300 George Street, Suite 301

New Haven, CT 06511

Attention: Chief Executive Officer

With a copy to:

Chairman of the Board/ Melinta Therapeutics, Inc.

c/o Vatera Holdings LLC

499 Park Avenue, 23rd Floor

New York, New York 10022

If to the Participant at the address set forth on the Stock Option Grant Notice or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

15. GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to jurisdiction in Connecticut and agree that such litigation shall be conducted in the state courts of Connecticut or the federal courts of the United States for the District of Connecticut.

16. BENEFIT OF AGREEMENT.

Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

17. ENTIRE AGREEMENT.

This Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement, provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

18. MODIFICATIONS AND AMENDMENTS.

The terms and provisions of this Agreement may be modified or amended as provided in the Plan.

19. WAIVERS AND CONSENTS.

Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

20. DATA PRIVACY.

By entering into this Agreement, the Participant: (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of options and the administration of the Plan; and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

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Exhibit A

NOTICE OF EXERCISE OF STOCK OPTION

[Form for Unregistered Shares]

To:	Melinta Therapeutics, Inc.

Ladies and Gentlemen:

I hereby exercise my Stock Option to purchase                  shares (the “Shares”) of the common stock, $0.001 par value, of Melinta Therapeutics, Inc. (the “Company”), at the exercise price of $         per share, pursuant to and subject to the terms of that certain Stock Option Agreement between the undersigned and the Company dated             , 20    .

I am aware that the Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or any state securities laws. I understand that the reliance by the Company on exemptions under the 1933 Act is predicated in part upon the truth and accuracy of the statements by me in this Notice of Exercise.

I hereby represent and warrant that (1) I have been furnished with all information which I deem necessary to evaluate the merits and risks of the purchase of the Shares; (2) I have had the opportunity to ask questions concerning the Shares and the Company and all questions posed have been answered to my satisfaction; (3) I have been given the opportunity to obtain any additional information I deem necessary to verify the accuracy of any information obtained concerning the Shares and the Company; and (4) I have such knowledge and experience in financial and business matters that I am able to evaluate the merits and risks of purchasing the Shares and to make an informed investment decision relating thereto.

I hereby represent and warrant that I am purchasing the Shares for my own personal account for investment and not with a view to the sale or distribution of all or any part of the Shares.

I understand that because the Shares have not been registered under the 1933 Act, I must continue to bear the economic risk of the investment for an indefinite time and the Shares cannot be sold unless the Shares are subsequently registered under applicable federal and state securities laws or an exemption from such registration requirements is available.

I agree that I will in no event sell or distribute or otherwise dispose of all or any part of the Shares unless (1) there is an effective registration statement under the 1933 Act and applicable state securities laws covering any such transaction involving the Shares or (2) the Company receives an opinion of my legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration.

I consent to the placing of a legend on my certificate for the Shares stating that the Shares have not been registered and setting forth the restriction on transfer contemplated hereby and to the placing of a stop transfer order on the books of the Company and with any transfer agents against the Shares until the Shares may be legally resold or distributed without restriction.

Exhibit A

I understand that at the present time Rule 144 of the Securities and Exchange Commission (the “SEC”) may not be relied on for the resale or distribution of the Shares by me. I understand that the Company has no obligation to me to register the sale of the Shares with the SEC and has not represented to me that it will register the sale of the Shares.

I understand the terms and restrictions on the right to dispose of the Shares set forth in the 2011 Equity Incentive Plan, as amended and restated effective as of December 17, 2013, and the Stock Option Agreement, both of which I have carefully reviewed. I consent to the placing of a legend on my certificate for the Shares referring to such restriction and the placing of stop transfer orders until the Shares may be transferred in accordance with the terms of such restrictions.

I have considered the Federal, state and local income tax implications of the exercise of my Option and the purchase and subsequent sale of the Shares.

I am paying the option exercise price for the Shares as follows:

Please issue the Shares (check one):

☐  to me; or

☐  to me and             , as joint tenants with right of survivorship and mail the certificate to me at the following address:

My mailing address for shareholder communications, if different from the address listed above is:

Very truly yours,

Participant (signature)

Print Name

Date

Social Security Number